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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: August 9, 2001
(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
(Exact name of registrant as specified in its charter)

Washington (State or other jurisdiction of incorporation or organization)	000-13468 (Commission File. No.)	91-1069248 (IRS Employer Identification Number)
1015 Third Avenue, 12th Floor, Seattle, Washington (Address of principal executive offices)		98104 (Zip Code)

(206) 674-3400
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 9. Regulation FD Disclosure.

    The following information is included in this document as a result of Expeditors' policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on August 16, 2001.

    SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

    Certain portions of this document including the answers to questions 2, 3, 4, 5, 6, 7, 9, 10, 11, 12, 14, 15, 18, 20, 21, 22, 23, 24, 25, and 28, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors' services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

RESPONSES TO SELECTED QUESTIONS REGARDING SECOND QUARTER 2001 RESULTS

1.  What is the number of employees as of the end of the second quarter of 2001?

  Our major geographic regions have reported the following employee headcount:

	June 2001	June 2000	Change

Corporate	216	183	18.0%
North America	3,192	3,043	4.9%
South America	269	139	93.5%
Far East	1,802	1,532	17.6%
Europe	1,396	1,167	19.6%
Middle East and Indian
Sub-continent	720	633	13.7%
Australasia	157	161	(2.5%)

	7,752	6,858	13.0%

2.  I notice that salaries as a percent of gross revenues is 20% vs. 17% last year. In the past you have always pointed to this as a measure of productivity. Can you comment on employee productivity in the second quarter to this end. A. Are you comfortable with this percentage level? B. If not, are you planning any cost reduction measures in this area. C. Were there severance costs related to the employees associated with the Ford business that did not stay with the company? If so, were those charges taken in this quarter and what were they? Also, could this be why salaries as a percent of revenues is higher?

    Actually, in the past, we have always pointed to the relationship between salaries and net revenue as the best way to analyze efficiency. Not only do we believe that this is the best approach for anyone interested, we actually manage our operations with an eye to the relationship between net revenue and salary expense.

    In the second quarter of 2001, the percentage of salaries to net revenue was 54.1%, as compared with 54.3% for the same quarter of 2000. Using the headcount numbers available in the answer above, we can also calculate an overall net revenue per employee number. Net revenue per employee was $19,062 during the second quarter of 2001, which is a 2% increase when compared with $18,681 per employee in the same period of 2000. Both of these measures are positive and reflect the fact our managers are managing their largest cost, salaries, against their net revenues. This is a critical part of sustaining profitability at the branch level.

    With respect to employee costs related to the loss of the Ford account, we had to give 124 employees the federally required 60 day notice of an impending reduction in the size of our Detroit workforce. At the same time, all of these 124 employees were given the option of continued employment with Expeditors although many of the positions were in other cities. Expeditors offered to pay the cost of relocation for every employee willing to relocate.

    The potential layoff notice was given only after negotiations over an extended contract appeared destined for failure, which was less than fifteen days prior to the end of the brokerage relationship.

    Some 48 of the 124 employees remain with Expeditors; either in Detroit or at another mutually agreed location. Of the balance, 34 left the company prior to the expiration of the 60 day notice period and 42 employees were laid off as of mid-June although they remained employees for certain benefit purposes through the end of July. No offices were closed and no one was paid to leave early. The $.06 per share includes the loss of profit in the second quarter, employee costs from May 1st, travel costs, relocation cost, legal costs, and all other Ford-related costs. All such known costs have been taken into the second quarter. The $.02 per quarter for the third and fourth quarter disclosure was the non-cash, after-tax lost profits associated with this account.

3.  What will full year capital spending and depreciation be?

    As of mid August 2001 we estimate that capital spending will approximate $40 million for the full year 2001. This estimate is based upon the previously announced projects in Dublin and Cairo and normal capital replacement and expansion plans.

    We expect the full year 2001 depreciation expense to be approximately $23 million.

4.  What will the full year tax rate be?

    We would guess that it will be approximately 37.5%, but it could be marginally higher. Note that year to date it has been 37.6%.

5.  Any plans to open new offices in the second half of 2001?

    Yes, there are currently plans for further expansion in Europe although this may or may not happen by year end.

6.  How was business in July relative to your plan (such as it may be) and relative to the second quarter? Can you comment on the trends in the quarter on a month-by-month basis? How was April vs. the first quarter and then May v. April; June v. May? Did you notice any pickup in business?

    It is really still too early to comment on July 2001. We will be in a better position to comment in the Form 8-K that will include questions received through the 15th of August.

    On a year over year comparison basis, April 2001 was the strongest month of the second quarter. However, from a trend standpoint, the quarter was very consistent from a "month vs. month" view; June 2001 was the strongest month and April 2001 was the weakest.

7.  We have long thought of EXPD as a quality company with an excellent management team focused on long term growth (this should elicit positive feelings in you toward us right about now!) taking market share from weaker competitors. Can you confirm that you are taking market share? Do you have any numbers that would suggest this to be true? We know you can confirm that you are an excellent management team because you consistently achieve your goals (you even achieve our goals!)

PS—Nice balance sheet. I won't ask what you will do with all that cash; it is a nice problem to have. Keep up the good work.

    We have always taken market share. This has been true since day one. We continue to take market share and our "same store" figures, to some extent, support the fact that something is going on here besides new office openings. However, it is difficult to quantify how much market share we are taking and this is especially true when some of the overall markets are obviously weaker than last year.

    Our goals are simple. We just want to do better this year than last year, regardless of the environment. We have been fortunate enough to do that. We're glad to hear that our simple goals meet your expectations.

    We also appreciate your comments on our balance sheet. We've spent a lot of time on the financial stairmaster trying to keep our balance sheet in shape. While much of the external recognition that we receive seems to focus on our earnings growth, from an internal prospective, we pay a lot of attention to our balance sheet and working capital management. It mystifies us that so much can be made about a company having too much cash. As you say, it is a nice problem to have.

8.  Can you provide some detail on actions you took to control costs beyond what may be normal?

    In terms of cost control, there were no extraordinary actions mandated by the corporate office. Any actions that were taken from a cost control standpoint were taken by the local managers in each office. These actions, customized to local conditions, were no doubt focused where he or she felt they were needed to maintain the profitability and stability of the local branches. It is so much easier on office morale that we continue to be surprised by the centralized failures of others. The difference may just come down to the fact that we trust and respect our employees.

9.  Ex-Ford, your operating margin would have been over 25%. Historically, your margins increase 3-5% in the second half of the year when compared with the second quarter. This implies margins approaching 30% in the second half of 2001. Is it feasible to see 30% margins in your business, either short term or long term? How high do you believe margins can get before you hit a wall? How will margin improvement be affected by possible slower than historical growth? Is it possible to achieve 30% margins without revenue growth of 20% or better?

    This is an interesting analysis with some big numbers, but we're not sure that we see the same implications.

    It is highly unlikely that we will see margins of 30% in the third quarter of 2001. That being said we're hard pressed to describe an inability to further expand operating margins as "hitting the wall". When operating margins are at 20% or better, focus really should shift, in our opinion, to maintaining this operating margin and growing the business.

    It has never been our expressed goal, or even our unrequited desire to achieve a 30% operating margin. Therefore, the rest of the question is not really relevant. We will say that revenue growth, in and of itself, is not the primary determinate of operating margin improvement. In fact, of the components that are relevant, revenue is behind carrier costs and operating expenses and probably not much of a factor at all.

10.  How sustainable is the gross to net yield spread especially in Asia? Have you seen the decline in capacity costs moderate and at what magnitude?

    Yields are very much like stock market indices. They are much more likely to go up or to go down than they are to stay the same. So in that sense, we don't expect to sustain the yields that we see at the end of the second quarter.

    At this point we're still unsure which direction yields will move. But given where yields are right now, it would be unlikely to expect further expansion, particularly given the historical tendency for yields to narrow during the third and fourth quarters.

    The decline in capacity costs, (what we call our "buy" rate) is caused by slowing freight volumes in a general market where there is excess capacity. As freight volumes increase, which typically happens in the second half of the year, buy rates typically increase as well. Airlines have recently announced that they will start to reduce aircraft committed to certain routes in the Far East. A reduction in capacity could also increase the buy rate.

11.  Why were you able to grow Asian net revenue roughly 40% on down gross revenue, but U.S. net was up just 3% on down gross? Why has the US marketplace not seen the same drop in capacity costs that Asia has? How do you foresee this changing?

    For Expeditors, the fundamental difference between Asia and the U.S. is primarily one of mix. The Far East is predominantly export oriented. The United States is very import oriented. Given that the Asia-North America trade lane is the largest in the world, some of those lanes have been much more impacted by the "disconnect" between market sell rates and market buy rates. Market buy rates on the Asia-North America trade lane have been very unpredictable and heavily influenced by carrier spot rates. We believe we have larger volumes than our competitors and this has allowed us to fair better in a market that is, on a day to day basis, quite unpredictable. On the other hand, when the market is tight, we have these large volumes of freight and we still have to move them.

    The U.S. export market does not have the same dynamics as the Asian export markets, neither in volumes (look at the trade deficit) nor in the equipment committed to carry the volumes. This means that there is not currently the overall market "disconnect" from North America and without this "disconnect", things have been much more predictable and there has been less opportunity to grow net revenue independent from gross revenue.

12.  Comment on the decision to increase your stock buyback in the second quarter of 2001 to $7 million. Do you anticipate staying near or above this level in the future or will it moderate to historical trends?

    Actually, we made no decision to increase our stock buyback. Our stock buybacks, to date, have only occurred after employee stock option exercises. The increase in the buyback is related to individual employee decisions that are largely the result of options scheduled to vest or expire during the second quarter.

    As we've said so many times before, we don't make predictions. The only thing that we can categorically say is that under current policy as we generate proceeds from stock option exercises, we will use those proceeds to repurchase stock in the open market.

13.  Accounts receivable declined from the first quarter of 2001 on a similar revenue basis and was also down from last year's second quarter. What led to this improvement? Do you think accounts receivable could be down for the full year?

    Improvement came as a result of more aggressive attention being paid to our billing processes, which in turn increased the accuracy of our invoices. This in turn reduced the incidences of our billings being rejected by our customers. We also worked harder with customers to resolve errors more quickly.

    Finally, given that gross revenue was down on a year over year basis and was also down from the first quarter, we would expect some kind of a decline in overall accounts receivable, assuming of course that collections did not deteriorate. We are pleased to report that collections retain the importance they have always had around here and they have not deteriorated.

14.  When is your next scheduled analyst meeting?

    We will be attending the J.P. Morgan Transportation Conference, which will be held in New York the first week of September.

15.  Do you have an email distribution list for upcoming investor relations events?

    We only have two kinds of investor relations events; earnings releases and occasional appearances at investor conferences—we do three to four a year at the max. We also regularly appear in this forum to supply responses to selected questions.

    We will publish upcoming investor conferences right here. We do not have an e-mail distribution list of the type you reference. We think that people who are serious about following Expeditors will participate in this written Q&A process, and accordingly, will be "in the know" about future investor relations events.

16.  What was the main driver of same store growth (more people vs. penetration vs. new customers)?

    Growth in people had very little, if anything, to do with same store growth. We have always maintained that our organic growth has been predominately fueled by a growth in new customers. We didn't see anything in this quarter that would indicate that this had changed.

17.  It appears that much of the improvement in airfreight yields was from the Far East region. How much of the improvement came from the Far East to North American trade route versus intra-Asia?

    It is difficult to answer this question in a quantitative way. In general, the yields in the Far East region were more heavily influenced by traffic moving to North America.

18.  How does the peak-shipping season for 2001 appear to be so far compared to the last few years?

    It is really too early to have a good feel for peak. Internally, we are still very much debating this point. In the past several years, the strength of the overall market has resulted in peak starting a little earlier and lasting a little longer than we had experienced historically.

    Peak season typically starts in ocean freight. The third quarter is historically a strong ocean freight quarter. Ocean freight to date seems to be reacting in a manner that is indicative of a historically normal peak season. This leads to speculation that peak season will revert to historical patterns where peak started a little later and was more intense over a shorter period of time.

19.  Please discuss the current pricing environment for both air and ocean freight forwarding.

    This depends on the lane. Pricing to customers is reflective of the overall environment. The pricing from carriers has been the subject of many of the preceding questions.

20.  What industry sector(s) is Expeditors seeing the most significant slowdown in freight volumes?

    From our perspective, hi-tech seems to be slower, but, that having been said, we still are seeing healthy activity from certain of our hi-tech customers.

21.  What industry sector(s) is Expeditors seeing the most significant improvement in freight volumes?

    Retail volumes seem to be doing best in this market.

22.  Who are Expeditors' major airfreight carriers for the Europe to Far East trade route and in intra-Asia?

    Northwest Airlines, Singapore Airlines, China Airlines, EVA Airlines, Korean Airlines and Air China all play major roles on certain lanes you mention. We also use Cathay Pacific and European carriers like British Airways, Lufthansa, KLM, Cargolux and Air France where occasion permits and pricing encourages.

23.  Expeditors once again did an excellent job of managing working capital during the second quarter of 2001. Excluding pass-through costs related to customs brokerage and import services, how much have days sales outstanding (DSOs) improved from the second quarter of 2000 to the second quarter 2001? Accounts payable also increased over last year while transportation costs declined. What is driving the increase in accounts payable and how much more room does Expeditors have in allowing accounts payable to increase further?

    We haven't made a formal DSO calculation for the periods you mention. Because of the pass-through factor (non-revenue amounts in accounts receivable), we tend to manage our accounts receivable more from an aged invoice outstanding basis. Using this measure, we can say that we are in better shape this year than last year.

    Increases in accounts payable are primarily timing related and also reflect, to some degree, a growing awareness that we need to be focusing on matching our cash inflows from customers with cash outflows to vendors. No rocket science here. It is really just trying to follow sound business fundamentals.

    Our intent is not to "squeeze" our vendors, so we have no idea how much more room there is in accounts payable growth. Perhaps you have us confused with other logistics companies, as we are the company with the problematic cash balance. To the extent that we are managing our payables at all, the goal is one of matching inflows and outflows.

24.  What are your assumptions for planning purposes as to the general economy for the second half of 2001 and the full year in 2002?

    We don't really plan for states of the general economy. None of us here are economists (which as we have said before is probably a good thing in this business) so we don't specialize in assumptions. For better or worse, we specialize in moving freight.

    We know enough about freight, whether or not it rises to the level of economics, to understand that you can move more freight or less freight. Given these two choices, moving more freight is better. Accordingly, our planning is very simple: we plan to get more freight and provide more services to more customers this year than last year—profitably. That is a model that, to this point, has worked well in any economy.

25.  What guidance, if any, can you give for Expeditors for the second half of 2001 and the full year of 2002?

    We really can't provide a lot of meaningful guidance for the second half of 2001 nor the full year 2002 at this point in time. We are aware of 2001 consensus and have not seen fit to comment. If we do see a need to comment, you won't have to ask the question to obtain our thoughts.

    As to future years, we could not begin to comment since we need to first have some idea as to what we expect. The deal remains unchanged. You do the guessing and the investing and we do the forwarding and counting. In addition, we answer questions and we will make additional comments, as we believe necessary under our previously stated policy.

26.  What caused the operating loss in Latin America during the second quarter of 2001, considering the 49% gross revenue growth and 31% net revenue growth?

    We didn't move enough freight. We started new branches in Brazil and Venezuela, and we are still working to "get it right" in Colombia. We also instituted a very stringent bad debt allowance policy in Latin America, to bring them in line with the policies we have for the rest of the world.

27.  Cash flow from operations more than doubled over the year-ago quarter, due mainly from reduced investment in working capital. Have you been able to alter payment and collection returns in favor of Expeditors shareholders? How much of the improvement is from a slower growth rate, and how much of the improvement is attributable to better terms/working capital management?

    It is difficult to quantify this specifically. Both factors likely contributed to the improved cash flow. No matter what the economy, you still have to collect what you billed on a timely basis. The increase in cash flow is due primarily to timing and improved billing and collection processes.

28.  In my opinion, (for the two bits it is worth) there has been an opportunity to split your stock for two or three quarters now. It seemed to take a while longer to split the stock the last time and now investors seem to be waiting for the trigger to be pulled again. Splitting a stock has always been recognized as confidence in your company and future results. What are your thoughts on the splitting of your stock to send another signal to the analysts and market at large? I admire the confidence you display time and again in your employees.

    The rationale for stock splits can be debated by academics and investors ad infinitum. From a purely logical standpoint, it makes no difference unless people incorrectly believe that it does. Your concern should be directed to how much of the total pie you control and with the number of pieces on your plate.

    Contrary to popular opinion, we have never followed any particular pattern as to when we split our stock. That is likely to hold true for the foreseeable future. It is also true that not all of our shareholders agree with your view. In fact, we have received correspondence from more than one shareholder suggesting that we not split the stock. As they say, "One man's meat is another man's poison".

    The primary purpose to split a stock, from our perspective, is to make stock available to potential investors in affordable blocks. While it may also be one way to send a message of confidence, we don't believe that a stock split is the only way to express confidence. This is a message we send through the way we service our customers, in the way we treat our employees and by the way which we discharge our duties to our shareholders. We are certain that if we do this right, the stock will take care of itself.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
August 8, 2001	/s/ PETER J. ROSE Peter J. Rose Chairman and Chief Executive Officer
August 8, 2001	/s/ R. JORDAN GATES R. Jordan Gates Executive Vice President-Chief Financial Officer and Treasurer

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RESPONSES TO SELECTED QUESTIONS REGARDING SECOND QUARTER 2001 RESULTS
SIGNATURES